Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022-4731

Rita Weinberger
Vice President – Controller
and Principal Accounting Officer
FAX:  212-750-9152
DIRECT LINE:  212-224-6604

August 1, 2012

VIA EDGAR

Jim B. Rosenberg, Sr. Asst. Chief Accountant
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:           Forest Laboratories, Inc.
Form 10-K for the Fiscal Year Ended March 31, 2011
Filed May 27, 2011
Form 10-Q for the Quarterly Period Ended December 31, 2011
Filed February 9, 2012
File No. 001-05438

Dear Mr. Rosenberg:

We acknowledge receipt of the Securities and Exchange Commission’s comment letter dated July 26, 2012.  We are in the process of drafting our response and anticipate filing it by August 24, 2012.

Sincerely,

/s/ Rita Weinberger
of FOREST LABORATORIES, INC.

cc:      Ibolya Ignat
Staff Accountant
Mark Brunhofer
Accounting Reviewer
Herschel Weinstein, Esq.
General Counsel
Melissa Cooper, Esq.
Outside Counsel